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                                                                    Exhibit 5.2

                          [PIPER & MARBURY LETTERHEAD]

                               December 16, 1996

Redwood Trust, Inc.
591 Redwood Highway, Suite 3100
Mill Valley, California 94941

Ladies and Gentlemen:

     We have acted as counsel to Redwood Trust, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed shortly with the Securities and Exchange Commission, of shares of Common Stock, par value $.01 per share, of the Company (the "Shares") having an aggregate purchase price of up to $38,000,000 to be issued in connection with the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     In this capacity, we have examined the Registration Statement, the Charter and By-Laws of the Company, the Plan, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares to be issued pursuant to the Plan, a Certificate of Officer of the Company dated December 13, 1996, and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters, we have relied on the foregoing Certificate of Officer and have not independently verified the matters stated therein. We assume that the Company will have available at the time
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                                                   [PIPER & MARBURY LETTERHEAD]

Redwood Trust, Inc.
December 16, 1996
Page 2


of issuance of any of the shares under the Plan at least that number of authorized but unissued shares of Common Stock of the Company free of all preemptive rights equal to the number of shares then being issued.

     Based upon the foregoing, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Registration Statement, the Shares will have been duly and validly authorized and will be legally issued and fully-paid and non-assessable.

     The opinion expressed in this letter is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,

                                        PIPER & MARBURY L.L.P.